Exhibit 99.1

NEWS RELEASE

Date:                  May 1, 2017

From:               Archie M. Brown, Jr., President and Chief Executive Officer

MainSource Financial Group, Inc.  |  812-663-6734

MainSource Financial Group Expands Presence in Louisville;

Completes Acquisition of FCB Bancorp, Inc.

MainSource Financial Group, Inc. (NASDAQ: MSFG); (“MainSource” or the “Company”) announced today that it completed its previously-announced acquisition of FCB Bancorp, Inc. (“FCB”) on April 30, 2017 for a combination of cash and stock valued at $58.9 million based upon MainSource’s April 28, 2017 closing price of $34.20 per share. With this acquisition, MainSource added 7 full service banking offices in the growing market of Louisville, Kentucky, as well as $520 million in assets and $385 million in deposits.

The First Capital Bank of Kentucky will continue to operate as a separate entity following the closing.  Full conversion and integration of all First Capital branches to MainSource Bank branches is planned for later in the second quarter of 2017.

Archie M. Brown, Jr., President and CEO at MainSource Bank stated, “I am pleased to welcome the employees and customers of The First Capital Bank of Kentucky to MainSource Bank. Like FCB, we are a community-focused bank and are significantly involved in the local markets we serve. We believe our approach to banking will provide our new customers with the level of service to which they are accustomed, while delivering a significantly expanded product offering.  While MainSource has been part of the greater Louisville community for 25 years, we are very excited to double our presence and offer full branch coverage in the market.”

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $4.6 billion. The Company operates 94 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiaries, MainSource Bank, Greensburg, Indiana and The First Capital Bank of Kentucky, Louisville, Kentucky.

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2105 N SR 3 Bypass, PO Box 2000, Greensburg, IN 47240  |  Phone 812-663-6734  |   MainSourceBank.com